EXHIBIT 4.2

INVENTRUST PROPERTIES CORP.

A Maryland Corporation

NOTICE TO STOCKHOLDER OF ISSUANCE OF

UNCERTIFICATED SHARES OF COMMON STOCK

Containing the Information Required by Section 2-211 of the

Maryland General Corporation Law

Shares of Common Stock, $0.001 par value per share

InvenTrust Properties Corp., a Maryland corporation (the “Company”), is issuing to you shares (the “Shares”) of its Common Stock. The Shares do not have physical certificates. Instead, the Shares are recorded on the books and records of the Company, and this notice is given to you of certain information relating to the Shares. All capitalized terms not defined herein have the meanings set forth in the Company’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Company on request and without charge. Requests for such a copy may be directed to the Secretary of the Company at its principal office.

The Company has the authority to issue shares of stock of more than one class. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211(b) of the Maryland General Corporation Law with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Requests must be made to the Secretary of the Company at its principal office.

The Shares are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Company’s maintenance of its status as a “real estate investment trust” (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Company’s charter: (i) no Person may Beneficially Own or Constructively Own shares of Common Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Common Stock unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Equity Stock of the Company in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Equity Stock that would result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether such interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT; (iv) no Person may Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Company actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code); and (v) no Person may Transfer shares of Equity Stock if such Transfer would result in the Equity Stock of the Company being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Equity Stock that causes or will cause a Person to Beneficially or Constructively Own shares of Equity Stock in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership provided in (i), (ii), (iii) and (iv) above are violated, the shares of Equity Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more charitable Beneficiaries. In addition, if the ownership restriction provided in (iv) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.